Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Addex Therapeutics Ltd of our report dated September 23, 2019 relating to the financial statements of Addex Therapeutics Ltd, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland
December 17, 2019